EXHIBIT  99.1

HARLEYSVILLE  GROUP  ESTIMATES
THIRD  QUARTER  CATASTROPHE  LOSSES
HARLEYSVILLE, PA-OCTOBER 12, 2004-Harleysville Group Inc. (Nasdaq: HGIC) announced today that its preliminary estimate of losses from all weather-related catastrophes, including the four hurricanes that hit the southeastern United States during the third quarter, totals $6.1 million pretax, or $0.13 per share after taxes, driven predominantly by claims associated with Hurricanes Ivan and Jeanne in several Mid-Atlantic states in late September.
     "Due to our long-term strategy of managing our windstorm exposures to acceptable levels, we mitigated our losses from this unprecedented series of hurricanes, which is projected to cost the industry more than $20 billion," commented Michael L. Browne, Harleysville Group's chief executive officer.
"However, we recognize the significant impact of these storms on our policyholders who have sustained losses, and we are working closely with our independent agency partners to make sure we are delivering the prompt and fair claims service our customers have come to expect from Harleysville."
     The company is scheduled to release its third quarter financial results on October 28, 2004, prior to the start of regular trading on the Nasdaq Stock Market.
     Harleysville Insurance is a leading regional provider of insurance products and services for small and mid-sized businesses, as well as for individuals, and ranks among the top 60 U.S. property/casualty insurance groups based on net written premiums. Harleysville Mutual Insurance Company owns 57 percent of Harleysville Group Inc. (Nasdaq: HGIC), a publicly traded holding company for nine regional property/casualty insurance companies collectively rated A- (Excellent) by A.M. Best Company. Harleysville Insurance, which distributes its products exclusively through independent insurance agencies, currently operates in 32 eastern and midwestern states. Further information can be found on the company's Web site at www.harleysvillegroup.com.

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Certain  of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company's control and have been made based upon management's expectations and beliefs concerning future developments and their potential effect on Harleysville Group Inc. There can be no assurance that future developments will be in accordance with management's expectations so that the effect of future developments on Harleysville Group will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Harleysville Group depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

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10/12/04p